Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
Contact: Marianne Wade(973) 924-5100
investorrelations@myinvestorsbank.com

Investors Bancorp, Inc. Announces First Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - April 27, 2017 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $46.0 million, or $0.16 per diluted share, for the three months ended March 31, 2017, compared to $52.5 million, or $0.18 per diluted share, for the three months ended December 31, 2016, and $44.7 million, or $0.14 per diluted share, for the three months ended March 31, 2016.

Kevin Cummings, President and CEO commented, “This was a solid quarter for the Bank as year over year earnings per share grew 14%. We continue to invest in our risk management infrastructure as well as BSA remediation initiatives."

Mr. Cummings continued, "Our non-accrual loan metrics continued to improve as compared with the prior quarters.”

The Company also announced today that its Board of Directors declared a cash dividend of $0.08 per share to be paid on May 25, 2017 for stockholders of record as of May 10, 2017.

Performance Highlights

•	Total assets increased $714.0 million, or 3.1%, to $23.89 billion at March 31, 2017 from $23.17 billion at December 31, 2016.

•
Net loans increased $691.4 million, or 3.7%, to $19.26 billion at March 31, 2017 from $18.57 billion at December 31, 2016. During the three months ended March 31, 2017 we originated $1.16 billion in new loans.

•
Core deposits (savings, checking and money market) increased $218.8 million from $12.33 billion at December 31, 2016 to $12.55 billion at March 31, 2017 and represent approximately 82% of total deposits as of March 31, 2017 compared to 76% at March 31, 2016.

•	Net interest income for the three months ended March 31, 2017 was $167.1 million, an 8.1% increase compared to the three months ended March 31, 2016.

•
Non-accrual loans to total loans declined to 0.45% at March 31, 2017 compared to 0.61% at March 31, 2016. Our provision for loan losses was $4.0 million for the three months ended March 31, 2017, compared to net charge-offs of $1.5 million.

•	Earnings per share increased 14% from $0.14 per share for the three months ended March 31, 2016 to $0.16 per share for the three months ended March 31, 2017.

Financial Performance Overview

For the first quarter of 2017, net income totaled $46.0 million, a decrease of $6.4 million as compared to the fourth quarter of 2016 and an increase of $1.4 million as compared to the first quarter of 2016. The changes in net income on both a sequential and year over year quarter basis are the result of the following:

Net interest income decreased by $1.6 million, or 0.9%, as compared to the fourth quarter of 2016 due to:

•
An increase in total interest expense of $3.6 million primarily attributable to rising deposit and borrowing costs, as well as an increase in the weighted average balance of total interest-bearing liabilities of $678.6 million, or 3.9%, to $17.89 billion. The weighted average cost of interest-bearing liabilities for the three months ended March 31, 2017 increased 5 basis points to 0.96%.

•	An increase in interest and dividend income of $2.0 million, or 1.0%, to $210.1 million as compared to the fourth quarter of 2016.

◦
Interest income on loans decreased by $2.0 million, or 1.0%, to $186.0 million which is attributed to a 17 basis point reduction in the weighted average loan yield to 3.95%, primarily driven by lower prepayment penalties and lower average yields on new loan origination volume. The decrease is partially offset by a $567.2 million increase in the average balance of net loans to $18.83 billion primarily attributed to growth in the commercial loan portfolio.

◦	Prepayment penalties, which are included in interest income, totaled $3.2 million for the three months ended March 31, 2017, as compared to $7.4 million for the three months ended December 31, 2016.

◦
Interest income on interest-earning assets, excluding loans, increased by $4.0 million, or 19.7%, to $24.1 million for the three months ended March 31, 2017. The increase is attributed to the weighted average yield on interest-earning assets, excluding loans, which increased 36 basis points to 2.52% for the three months ended March 31, 2017.

The net interest margin decreased 12 basis points to 2.95% for the three months ended March 31, 2017 from 3.07% for the three months ended December 31, 2016 with approximately 8 basis points of the decrease being driven by lower prepayment penalties.

On a year over year basis, net interest income increased by $12.6 million, or 8.1%, in the first quarter of 2017, as compared to the first quarter of 2016 due to:

•
An increase in interest and dividend income of $18.0 million, or 9.4%, to $210.1 million as a result of a $2.06 billion increase in the average balance of net loans from continued loan origination growth, partially offset by the weighted average loan yield decreasing 17 basis points to 3.95%, with new originations yields and prepayment penalty declines.

•	Prepayment penalties, which are included in interest income, totaled $3.2 million for the three months ended March 31, 2017, as compared to $4.7 million for the three months ended March 31, 2016.

•
An increase in total interest expense of $5.4 million was primarily attributed to an increase in the average balance of total borrowed funds of $1.31 billion, or 39.4%, to $4.62 billion for the three months ended March 31, 2017 and an increase in the average balance of interest-bearing deposits of $935.4 million, or 7.6%, to $13.27 billion. The weighted average cost of interest-bearing liabilities remained flat at 0.96% for the three months ended March 31, 2017.

The net interest margin decreased 10 basis points year over year to 2.95% for the three months ended March 31, 2017 from 3.05% for the three months ended March 31, 2016 with approximately 3 basis points of the decrease being driven by lower prepayment penalties.

Total non-interest income increased by $1.2 million to $9.7 million for the three months ended March 31, 2017 compared to the three months ended December 31, 2016, primarily due to a $1.2 million gain on security transactions as a result of the sale of available for sale securities totaling $46.1 million for the three months ended March 31, 2017. Compared to the first quarter of 2016, total non-interest income increased $1.0 million.

Total non-interest expenses were $99.6 million for the three months ended March 31, 2017, an increase of $10.5 million, or 11.9%, as compared to the fourth quarter of 2016. Compensation and fringe benefits increased $9.1 million due to additions to our staff to support continued growth and infrastructure, especially in our risk management area, as well as normal merit increases. These increases were coupled with the decrease of our incentive compensation and freezing of defined benefit retirement plans during the fourth quarter of 2016 which reduced total non-interest expenses for the three months ended December 31, 2016 by approximately $5.0 million. For the three months ended March 31, 2017 professional fees increased $1.8 million, largely attributable to continuing risk management and compliance efforts, including the enhancement of the Company's bank secrecy act and anti-money laundering compliance program ("BSA"). Excluding the impact of BSA related professional fees, total non-interest expenses totaled $95.1 million for the three months ended March 31, 2017.

Compared to the first quarter of 2016, total non-interest expenses increased $12.4 million, or 14.2%, year over year due to the contributing factors:

•
Compensation and fringe benefits increased $5.5 million as a result of additions to our staff to support continued growth and continued build out of our risk management and operating infrastructure, as well as normal merit increases.

•	Professional fees increased $3.4 million as we continue to enhance risk management and operational infrastructure.

•	Federal insurance premiums and office occupancy and equipment expense increased $1.3 million and $1.0 million, respectively, for the three months ended March 31, 2017.

Income tax expense was $27.2 million for the three months ended March 31, 2017, $31.0 million for the three months ended December 31, 2016 and $26.5 million for the three months ended March 31, 2016.

Asset Quality

Our provision for loan losses was $4.0 million for the three months ended March 31, 2017, compared to $4.8 million for the three months ended December 31, 2016 and $5.0 million for the three months ended March 31, 2016. For the three months ended March 31, 2017, net charge-offs were $1.5 million compared to net recoveries of $73,000 for the three months ended December 31, 2016 and net charge-offs of $6.9 million for the three months ended March 31, 2016.

Our provision for the three months ended March 31, 2017 is primarily a result of continued organic growth in the loan portfolio, specifically the multi-family, commercial real estate and commercial and industrial portfolios; the inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending and commercial and industrial lending; offset by the improvement in the level of non-accrual loans and charge-offs.

Our accruing past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (PCI) loans, primarily consisting of loans recorded in the Company's acquisitions. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by the Bank.

Total non-accrual loans decreased to $87.1 million, or 0.45% of total loans, at March 31, 2017 compared to $94.3 million, or 0.50% of total loans, at December 31, 2016. Classified loans as a percent of total loans increased to 1.58% at March 31, 2017 from 1.00% at December 31, 2016.

We continue to diligently resolve our troubled loans, however it takes a long period of time to resolve residential credits in our lending area. At March 31, 2017, there were $33.0 million of loans deemed as troubled debt restructurings, of which $27.4 million were residential and consumer loans, $3.7 million were commercial real estate loans, $1.7 million were commercial and industrial loans and $246,000 were multi-family loans. Troubled debt restructured loans of $12.2 million were classified as accruing and $20.8 million were classified as non-accrual at March 31, 2017.

The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	March 31, 2017		December 31, 2016		September 30, 2016		June 30, 2016		March 31, 2016
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	103	$29.2	116	$27.1	110	$18.9	131	$24.9	151	$28.6
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	6	14.7	2	5.3	3	4.1	—	—	6	18.0
Commercial real estate	13	38.8	3	6.4	11	24.0	5	3.9	12	24.5
Commercial and industrial	6	1.1	4	0.8	6	1.4	1	2.8	3	3.8
Total 30 to 59 days past due	128	83.8	125	39.6	130	48.4	137	31.6	172	74.9
60 to 89 days past due:
Residential and consumer	51	8.3	57	10.8	62	11.1	51	7.8	66	16.3
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	—	—	1	1.1	1	1.1	—	—	—	—
Commercial real estate	7	8.4	8	32.0	3	16.4	2	0.7	1	0.3
Commercial and industrial	1	0.6	4	0.9	3	0.4	1	0.8	1	—
Total 60 to 89 days past due	59	17.3	70	44.8	69	29.0	54	9.3	68	16.6
Total accruing past due loans	187	$101.1	195	$84.4	199	$77.4	191	$40.9	240	$91.5
Non-accrual:
Residential and consumer	470	$76.2	478	$79.9	481	$86.1	471	$86.5	488	$85.9
Construction	—	—	—	—	—	—	1	0.2	3	0.5
Multi-family	2	0.5	2	0.5	1	0.2	2	1.2	3	2.9
Commercial real estate	24	8.2	24	9.2	29	8.9	33	11.7	35	10.3
Commercial and industrial	4	2.2	8	4.7	6	2.3	6	0.7	10	5.6
Total non-accrual loans	500	$87.1	512	$94.3	517	$97.5	513	$100.3	539	$105.2
Accruing troubled debt restructured loans	47	$12.2	42	$9.4	31	$8.8	29	$12.1	30	$10.7
Non-accrual loans to total loans		0.45%		0.50%		0.53%		0.57%		0.61%
Allowance for loan loss as a percent of non-accrual loans		265.16%		242.24%		229.31%		219.60%		205.83%
Allowance for loan losses as a percent of total loans		1.18%		1.21%		1.22%		1.25%		1.26%

Balance Sheet Summary

Total assets increased by $714.0 million, or 3.1%, to $23.89 billion at March 31, 2017 from December 31, 2016. Net loans increased $691.4 million, or 3.7%, to $19.26 billion at March 31, 2017, and securities increased by $55.7 million, or 1.6%, to $3.47 billion at March 31, 2017 from December 31, 2016.

The detail of the loan portfolio (including PCI loans) is below:

	March 31, 2017	December 31, 2016
	(Dollars in thousands)
Commercial Loans:
Multi-family loans	$7,795,974	7,459,131
Commercial real estate loans	4,637,427	4,452,300
Commercial and industrial loans	1,374,599	1,275,283
Construction loans	335,341	314,843
Total commercial loans	14,143,341	13,501,557
Residential mortgage loans	4,750,529	4,711,880
Consumer and other	611,558	597,265
Total Loans	19,505,428	18,810,702
Premiums on purchased loans and deferred loan fees, net	(13,245)	(12,474)
Allowance for loan losses	(230,912)	(228,373)
Net loans	$19,261,271	18,569,855

During the three months ended March 31, 2017, we originated $498.4 million in multi-family loans, $234.7 million in commercial real estate loans, $176.0 million in commercial and industrial loans, $121.6 million in residential loans, $95.7 million in construction loans and $32.5 million in consumer and other loans. This increase in loans reflects our continued focus on generating multi-family loans, commercial real estate loans and commercial and industrial loans, which was partially offset by pay downs and payoffs of loans. Our loans are primarily on properties and businesses located in New Jersey and New York.

In addition to the loans originated for our portfolio, our mortgage subsidiary, Investors Home Mortgage Co., originated residential mortgage loans for sale to third parties totaling $41.2 million during the three months ended March 31, 2017.

The allowance for loan losses increased by $2.5 million to $230.9 million at March 31, 2017 from $228.4 million at December 31, 2016. The increase in our allowance for loan losses is due to the growth of the loan portfolio and the credit risk in our overall portfolio, particularly the inherent credit risk associated with commercial real estate lending as well as commercial and industrial loans, offset by the improvement in the level of non-accrual loans and charge-offs. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the economic conditions in our lending area. At March 31, 2017, our allowance for loan loss as a percent of total loans was 1.18%.

Securities, in the aggregate, increased by $55.7 million, or 1.6%, to $3.47 billion at March 31, 2017 from $3.42 billion at December 31, 2016. This increase was a result of purchases partially offset by paydowns and sales.

Deposits increased by $95.2 million, or 0.6%, from $15.28 billion at December 31, 2016 to $15.38 billion at March 31, 2017. Checking accounts increased $100.0 million to $6.19 billion at March 31, 2017 from $6.09 billion at December 31, 2016. Core deposits (savings, checking and money market) represented approximately 82% of our total deposit portfolio at March 31, 2017.

Borrowed funds increased by $547.5 million, or 12.0%, to $5.09 billion at March 31, 2017 from $4.55 billion at December 31, 2016 to help fund the continued growth of the loan portfolio.

Stockholders' equity increased by $35.2 million to $3.16 billion at March 31, 2017 from $3.12 billion at December 31, 2016. The increase is primarily attributed to net income of $46.0 million and $10.2 million of costs related to share-based plans for the three months ended March 31, 2017. These increases are partially offset by cash dividends of $0.08 per share totaling $24.8 million during the three months ended March 31, 2017.

About the Company
Investors Bancorp, Inc. is the holding company for Investors Bank, which as of March 31, 2017 operates from its corporate headquarters in Short Hills, New Jersey and 152 branches located throughout New Jersey and New York.

Earnings Conference Call April 28, 2017 at 11:00 a.m. (ET)
The Company, as previously announced, will host an earnings conference call on Friday, April 28, 2017 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.
Conference Call Pre-registration link: http://dpregister.com/10104229
A telephone replay will be available beginning on April 28, 2017 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on July 28, 2017. The replay number is (877) 344-7529 password 10104229. The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the " Risk Factors" disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures
We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31, 2017	December 31, 2016
	(unaudited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$165,914	164,178
Securities available-for-sale, at estimated fair value	1,767,260	1,660,433
Securities held-to-maturity, net (estimated fair value of $1,736,210 and $1,782,801 at March 31 2017 and December 31, 2016, respectively)	1,704,406	1,755,556
Loans receivable, net	19,261,271	18,569,855
Loans held-for-sale	4,908	38,298
Federal Home Loan Bank stock	251,805	237,878
Accrued interest receivable	68,922	65,969
Other real estate owned	4,801	4,492
Office properties and equipment, net	179,196	177,417
Net deferred tax asset	216,183	222,277
Bank owned life insurance	153,063	161,940
Goodwill and intangible assets	101,475	101,839
Other assets	9,469	14,543
Total assets	$23,888,673	23,174,675
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$15,376,023	15,280,833
Borrowed funds	5,093,790	4,546,251
Advance payments by borrowers for taxes and insurance	127,401	105,851
Other liabilities	132,967	118,495
Total liabilities	20,730,181	20,051,430
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 359,070,852 issued at March 31, 2017 and December 31, 2016; 310,364,901 and 309,449,388 outstanding at March 31, 2017 and December 31, 2016, respectively	3,591	3,591
Additional paid-in capital	2,763,217	2,765,732
Retained earnings	1,075,909	1,053,750
Treasury stock, at cost; 48,705,951 and 49,621,464 shares at March 31, 2017 and December 31, 2016, respectively	(576,973)	(587,974)
Unallocated common stock held by the employee stock ownership plan	(86,505)	(87,254)
Accumulated other comprehensive loss	(20,747)	(24,600)
Total stockholders' equity	3,158,492	3,123,245
Total liabilities and stockholders' equity	$23,888,673	23,174,675

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
	For the Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
	(unaudited)	(unaudited)	(unaudited)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$185,961	187,912	172,832
Securities:
GSE obligations	8	8	11
Mortgage-backed securities	16,709	15,631	15,097
Equity	48	51	51
Municipal bonds and other debt	4,068	1,665	1,952
Interest-bearing deposits	107	88	104
Federal Home Loan Bank stock	3,193	2,724	2,060
Total interest and dividend income	210,094	208,079	192,107
Interest expense:
Deposits	22,184	20,418	20,725
Borrowed funds	20,791	18,951	16,819
Total interest expense	42,975	39,369	37,544
Net interest income	167,119	168,710	154,563
Provision for loan losses	4,000	4,750	5,000
Net interest income after provision for loan losses	163,119	163,960	149,563
Non-interest income:
Fees and service charges	4,928	4,223	4,180
Income on bank owned life insurance	725	1,156	1,260
Gain on loans, net	992	1,271	437
Gain on securities transactions	1,227	—	1,388
Gain (loss) on sales of other real estate owned, net	174	163	(233)
Other income	1,657	1,691	1,675
Total non-interest income	9,703	8,504	8,707
Non-interest expense:
Compensation and fringe benefits	57,274	48,223	51,817
Advertising and promotional expense	2,085	3,004	1,694
Office occupancy and equipment expense	14,847	14,608	13,810
Federal insurance premiums	3,710	3,383	2,400
General and administrative	734	724	817
Professional fees	7,421	5,611	4,013
Data processing and communication	5,860	5,222	5,561
Other operating expenses	7,627	8,235	7,034
Total non-interest expenses	99,558	89,010	87,146
Income before income tax expense	73,264	83,454	71,124
Income tax expense	27,244	30,989	26,455
Net income	$46,020	52,465	44,669
Basic earnings per share	$0.16	$0.18	$0.14
Diluted earnings per share	$0.16	$0.18	$0.14

Basic weighted average shares outstanding	291,185,408	290,751,171	309,166,680
Diluted weighted average shares outstanding	293,407,422	292,623,922	312,951,988

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$144,142	107	0.30%	$154,678	88	0.23%	$157,877	104	0.26%
Securities available-for-sale	1,721,518	8,296	1.93%	1,574,840	7,165	1.82%	1,291,137	6,080	1.88%
Securities held-to-maturity	1,724,751	12,537	2.91%	1,778,239	10,190	2.29%	1,877,548	11,031	2.35%
Net loans	18,825,615	185,961	3.95%	18,258,406	187,912	4.12%	16,769,132	172,832	4.12%
Federal Home Loan Bank stock	241,156	3,193	5.30%	224,917	2,724	4.84%	180,725	2,060	4.56%
Total interest-earning assets	22,657,182	210,094	3.71%	21,991,080	208,079	3.78%	20,276,419	192,107	3.79%
Non-interest earning assets	755,164			794,131			776,029
Total assets	$23,412,346			$22,785,211			$21,052,448

Interest-bearing liabilities:
Savings	$2,106,087	1,834	0.35%	$2,087,267	1,620	0.31%	$2,119,189	1,594	0.30%
Interest-bearing checking	4,104,085	6,483	0.63%	3,901,601	5,070	0.52%	3,000,051	3,135	0.42%
Money market accounts	4,179,321	7,190	0.69%	4,094,678	6,737	0.66%	3,826,756	6,234	0.65%
Certificates of deposit	2,885,079	6,677	0.93%	2,873,374	6,991	0.97%	3,393,174	9,762	1.15%
Total interest bearing deposits	13,274,572	22,184	0.67%	12,956,920	20,418	0.63%	12,339,170	20,725	0.67%
Borrowed funds	4,619,618	20,791	1.80%	4,258,697	18,951	1.78%	3,314,563	16,819	2.03%
Total interest-bearing liabilities	17,894,190	42,975	0.96%	17,215,617	39,369	0.91%	15,653,733	37,544	0.96%
Non-interest bearing liabilities	2,365,481			2,450,879			2,125,420
Total liabilities	20,259,671			19,666,496			17,779,153
Stockholders' equity	3,152,675			3,118,715			3,273,295
Total liabilities and stockholders' equity	$23,412,346			$22,785,211			$21,052,448

Net interest income		$167,119			$168,710			$154,563

Net interest rate spread			2.75%			2.87%			2.83%

Net interest earning assets	$4,762,992			$4,775,463			$4,622,686

Net interest margin			2.95%			3.07%			3.05%

Ratio of interest-earning assets to total interest-bearing liabilities	1.27	X		1.28	X		1.30	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016

Return on average assets (1)	0.79%	0.92%	0.85%
Return on average equity (1)	5.84%	6.73%	5.46%
Return on average tangible equity (1)	6.03%	6.96%	5.64%
Interest rate spread	2.75%	2.87%	2.83%
Net interest margin	2.95%	3.07%	3.05%
Efficiency ratio	56.30%	50.23%	53.38%
Non-interest expense to average total assets	1.70%	1.56%	1.66%
Average interest-earning assets to average interest-bearing liabilities	1.27	1.28	1.30

(1) March 31, 2016 ratios have been revised to reflect the impact of the Company's adoption of ASU No. 2016-09 in December 2016.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	March 31, 2017	December 31, 2016

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.44%	0.47%
Non-performing loans as a percent of total loans	0.51%	0.55%
Allowance for loan losses as a percent of non-accrual loans	265.16%	242.24%
Allowance for loan losses as a percent of total loans	1.18%	1.21%

Capital Ratios:
Tier 1 Leverage Ratio (1)	11.94%	12.03%
Common equity tier 1 risk-based (1)	14.54%	14.75%
Tier 1 Risk-Based Capital (1)	14.54%	14.75%
Total Risk-Based Capital (1)	15.75%	15.99%
Equity to total assets (period end)	13.22%	13.48%
Average equity to average assets	13.47%	13.69%
Tangible capital (to tangible assets) (2)	12.85%	13.10%
Book value per common share (2)	$10.61	$10.53
Tangible book value per common share (2)	$10.27	$10.18

Other Data:
Number of full service offices	152	151
Full time equivalent employees	1,885	1,829

(1) Ratios are for Investors Bank and do not include capital retained at the holding company level.
(2) See Non GAAP Reconciliation.

Investors Bancorp, Inc.
Non GAAP Reconciliation
(dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation
	At the period ended
	March 31, 2017	December 31, 2016

Total stockholders' equity	$3,158,492	$3,123,245
Goodwill and intangible assets	101,475	101,839
Tangible stockholders' equity	$3,057,017	$3,021,406

Book Value per Share Computation
Common stock issued	359,070,852	359,070,852
Treasury shares	(48,705,951)	(49,621,464)
Shares outstanding	310,364,901	309,449,388
Unallocated ESOP shares	(12,671,423)	(12,789,847)
Book value shares	297,693,478	296,659,541

Book Value Per Share	$10.61	$10.53

Tangible Book Value per Share	$10.27	$10.18